FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-180779-15

-----Original Message-----
From: Ms Cmbs Distribution (MORGAN STANLEY & CO.) [mailto:cmorganstan3@bloomberg.net]
Sent: Monday, March 30, 2015 10:41 AM
Subject: MSBAM 2015-C22 ***NEW ISSUE ANNOUNCEMENT*** Public

NEW ISSUE CMBS:	$950MM MORGAN STANLEY BofA MERRILL LYNCH SERIES 2015-C22 CO-LEAD MANAGERS &
BOOKRUNNERS:	MORGAN STANLEY & BofA MERRILL LYNCH
CO-MANAGER:	CIBC, DREXEL HAMILTON

		PUBLICLY OFFERED CERTIFICATES

CLASS	MOODY'S/FITCH/KBRA	SIZE($MM)	WAL(YRS)	CE%	WINDOW	PRIN DY%	NOI LTV%
A-1	Aaa(sf)/AAAsf/AAA(sf)	$55.100	2.78	30.000%	1-59	14.3%	47.2%
A-2	Aaa(sf)/AAAsf/AAA(sf)	$66.500	4.92	30.000%	59-60	14.3%	47.2%
A-SB	Aaa(sf)/AAAsf/AAA(sf)	$84.700	7.33	30.000%	60-115	14.3%	47.2%
A-3	Aaa(sf)/AAAsf/AAA(sf)	$250.000	9.78	30.000%	115-119	14.3%	47.2%
A-4	Aaa(sf)/AAAsf/AAA(sf)	$318.826	9.90	30.000%	119-120	14.3%	47.2%
A-S	Aa2(sf)/AAAsf/AAA(sf)	$60.903	9.98	24.500%	120-120	13.2%	51.0%
B	NR/AA-sf/AA(sf)	$63.671	9.98	18.750%	120-120	12.3%	54.8%
C	NR/A-sf/A-(sf)	$51.214	9.98	14.125%	120-120	11.6%	58.0%

POOL BALANCE:	$1,107MM
NUMBER OF LOANS/PROPERTIES:	77/91
WA MORTGAGE INT. RATE:	4.266%
WA CUT-OFF LTV:	67.5%
WA UW NCF DSCR:	1.74x
WA UW NOI DEBT YLD:	10.0%
WA ORIG TERM TO MATURITY:	116
WA ORIG AMORTIZING TERM:	346
TEN LARGEST LOANS:	47.9%
LOAN SELLERS:	MS(44.5%),BAML (27.1%),CIBC(19.9%),SWOOD (8.5%)
TOP 5 STATES:	NY(15.3%),CA(14.1%),IL(13.5%),TX(13.4%),PA(5.2%)
TOP 5 PROPERTY TYPES:	RT(32.7%),HS(23.0%),MF(10.8%),OF(10.1%),LF(9.0%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION
SPECIAL SERVICER:	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION
TRUSTEE:	WILMINGTON TRUST, NATIONAL ASSOCIATION
CERT ADMIN:	WELLS FARGO BANK, NATIONAL ASSOCIATION
TRUST ADVISOR:	PARK BRIDGE LENDER SERVICES LLC
INITIAL CONTROLLING CLASS REP:	DOUBLINE CAPITAL LP or its affiliate

INVESTOR GROUP CALL:	WED, 4/1, 10:30AM EST (1-888-339-2688//10590018)
HARTFORD BFAST:	TUES, 3/31, 8:00AM EST (MAX'S ON ASYLUM)
BOSTON MEETING:	TUES, 3/31 11:45 AM EDT (FOUR SEASONS)
MINNEAPOLIS MEETING:	WEDS, 4/1 7:30 AM CT (THE GRAND HOTEL)

EXPECTED PRICING:	WEEK OF 4/6
EXPECTED SETTLEMENT:	4/22/2015

ATTACHED TO ANNOUNCEMENT:	TERM SHEET, APPENDIX I

*** The depositor has filed a registration statement (including a prospectus) with the SEC (File # 333-180779) for the offering to which this free writing prospectus relates.  Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-866-718-1649 or by email to prospectus@ms.com. ***
**** IMPORTANT NOTICE REGARDING THE CONDITIONS FOR THIS OFFERING OF ASSET-BACKED SECURITIES

THE ASSET-BACKED SECURITIES REFERRED TO IN THESE MATERIALS ARE BEING OFFERED WHEN, AS AND IF ISSUED.  IN PARTICULAR, YOU ARE ADVISED THAT ASSET-BACKED SECURITIES, AND THE ASSET POOLS BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING, AMONG OTHER THINGS, THE POSSIBILITY THAT ONE OR MORE CLASSES OF SECURITIES MAY BE SPLIT, COMBINED OR ELIMINATED), AT ANY TIME PRIOR TO ISSUANCE OR AVAILABILITY OF A FINAL OFFERING DOCUMENT.  AS A RESULT, YOU MAY COMMIT TO PURCHASE SECURITIES THAT HAVE CHARACTERISTICS THAT MAY CHANGE, AND YOU ARE ADVISED THAT ALL OR A PORTION OF THE SECURITIES MAY NOT BE ISSUED THAT HAVE THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  OUR OBLIGATION TO SELL SECURITIES TO YOU IS CONDITIONED ON THE SECURITIES AND THE UNDERLYING TRANSACTION HAVING THE CHARACTERISTICS DESCRIBED IN THESE MATERIALS.  IF WE DETERMINE THAT CONDITION IS NOT SATISFIED IN ANY MATERIAL RESPECT, WE WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY OR ANY UNDERWRITER WILL HAVE ANY OBLIGATION TO YOU TO DELIVER ALL OR ANY PORTION OF THE SECURITIES WHICH YOU HAVE COMMITTED TO PURCHASE, AND THERE WILL BE NO LIABILITY BETWEEN US AS A CONSEQUENCE OF THE NON-DELIVERY.  ****

**** THIS INFORMATION IS NOT TO BE SHOWN OR GIVEN TO ANY PERSON OTHER THAN THE RECIPIENT, AND IS NOT TO BE FORWARDED TO ANY OTHER PERSON, COPIED OR OTHERWISE REPRODUCED OR DISTRIBUTED TO ANY OTHER PERSON IN ANY MANNER WHATSOEVER. FAILURE TO COMPLY WITH THIS DIRECTIVE CAN RESULT IN A VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). ****

**** IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

ANY LEGENDS, DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AT THE BOTTOM OF THIS E-MAIL OR AT THE BOTTOM OF THE E-MAIL COMMUNICATION TO WHICH THIS MATERIAL MAY HAVE BEEN ATTACHED ARE NOT APPLICABLE TO THESE MATERIALS AND SHOULD BE DISREGARDED.  SUCH LEGENDS, DISCLAIMERS OR OTHER NOTICES HAVE BEEN AUTOMATICALLY GENERATED AS A RESULT OF THESE MATERIALS HAVING BEEN SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM. ****

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